UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 9, 2007

Date of report (Date of earliest event reported)

ARC CORPORATE REALTY TRUST, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-50727	22-3247622
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1401 Broad Street

Clifton, New Jersey 07013

(Address of Principal Executive Offices)

(973) 249-1000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e). Compensatory Arrangements of Certain Officers.

ARC Corporate Realty Trust, Inc. (the “Company”) has entered into a Stock Option Settlement Agreement (the “Option Settlement Agreement”) with ARC Capital Advisors, L.P. (the “Advisor”), which provides management services to the Company pursuant to an Advisory Agreement. Robert J. Ambrosi, Chairman and President of the Company, is the General Partner of the Advisor. The Option Settlement Agreement was entered into to facilitate liquidation of the Company pursuant to a Plan of Complete Liquidation and Dissolution (“Plan of Liquidation”) adopted by the Company’s Board of Directors and approved by the Company’s stockholders on October 12, 2006.

The Agreement relates to the Non-Qualified Stock Option Agreement entered into between the Company and the Advisor on January 1, 1998, as amended by a First Amendment to Non-Qualified Stock Option Agreement dated October 23, 2003 (the “Option Agreement”). The Option Agreement provided for a grant of non-qualified stock options to purchase up to 650,000 shares of Class A Common Stock at an exercise price of $8.50 per share, provided that the number of shares of Class A Common Stock issued and outstanding as a result of the exercise of options granted under the Company’s 1997 Stock Option Plan (the “Plan”) could not exceed 15% of the issued and outstanding shares of Class A Common Stock (the “15% Limitation”).

The Option Settlement Agreement amends the Option Agreement to provide that the 15% Limitation will be calculated with respect to issued and outstanding shares of both Class A Common Stock and Class B Common Stock. The Company’s Board of Directors determined that this amendment was appropriate because the Plan defines the term “Common Stock” to mean any class of the common stock of the Company, and shares of Class B Common Stock having rights to dividends and other distributions identical to those of the Class A Common Stock were issued subsequent to the execution of the Option Agreement. As a result of this amendment, the Advisor’s option was exercisable for up to 581,090 shares of Class A Common Stock.

The Option Settlement Agreement further provides for the termination of the Option Agreement and the cancellation of the option rights provided for therein. The Company will pay to the Advisor, from and after the date as of which all holders of shares of Class A Common Stock have received liquidating distributions in the amount of $8.50 per share, an amount equal to the per share amount of additional liquidating distributions paid to stockholders multiplied by the maximum number of shares for which the Advisor’s option was exercisable. These payments will be made only if and when distributions are paid to stockholders. The Advisor has no rights as a creditor of the Company, except to the extent payments due under the Option Settlement Agreement have not been made.

The Company has entered into or expects to enter into a similar agreement with each of its Directors, who are the only other holders of Company stock options.

A copy of the Option Settlement Agreement is attached hereto as Exhibit 10.1 and shall be deemed “filed” with the Securities and Exchange Commission and is incorporated by reference herein in its entirety.

ITEM 8.01.	Other Events.

To further facilitate liquidation of the Company pursuant to the Plan of Liquidation, the Company has proposed to the holders of outstanding warrants to purchase shares of the Company’s Class A Common Stock, that each of them enter into a Warrant Settlement Agreement having terms and conditions similar to those of the Option Settlement Agreements. The Company has outstanding warrants to purchase an aggregate of 33,940 shares of Class A Common Stock at an exercise price of $9.30 per share, and warrants to purchase an aggregate of 71,295 shares of Class A Common Stock at an exercise price of $10.98 per share.

Each Warrant Settlement Agreement provides for the termination of the subject warrant and the cancellation of the purchase rights provided for therein. The Company will pay to the warrant holder, from and after the date as of which all holders of shares of Class A Common Stock have received liquidating distributions in an amount equal to the exercise price of the subject warrant, an amount equal to the per share amount of additional liquidating distributions paid to stockholders multiplied by the maximum number of shares for which the warrant was exercisable. These payments will be made only if and when distributions are paid to stockholders. The warrant holders has no rights as a creditor of the Company, except to the extent payments due under the Warrant Settlement Agreements have not been made.

The Company has entered into Warrant Settlement Agreements covering all outstanding warrants.

A copy of the form of Warrant Settlement Agreement is attached hereto as Exhibit 10.2 and shall be deemed “filed” with the Securities and Exchange Commission and is incorporated by reference herein in its entirety.

ITEM 9.01.	Financial Statement and Exhibits.

(c)	Exhibits.

10.1	Stock Option Settlement Agreement, by and between ARC Corporate Realty Trust, Inc. and ARC Capital Advisors, L.P., dated January 9, 2007.

10.1	Form of Warrant Settlement Agreement, by and between ARC Corporate Realty Trust, Inc. and holders of Warrants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC CORPORATE REALTY TRUST, INC.

Dated: February 26, 2007	By:	/s/ Robert J. Ambrosi
Robert J. Ambrosi
Chairman and President

EXHIBIT INDEX

Exhibit No.	Description
10.1 —	Stock Option Settlement Agreement, by and between ARC Corporate Realty Trust, Inc. and ARC Capital Advisors, L.P., dated January 9, 2007.

10.2 —	Form of Warrant Settlement Agreement, by and between ARC Corporate Realty Trust, Inc. and holders of Warrants.